UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                                 MACROCHEM CORP.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    555903103
                                 (CUSIP Number)

                                 AUGUST 28, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP No. 555903103                 13G/A                      Page 2 of 8 Pages


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      PERCEPTIVE ADVISORS LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A GROUP*                             (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
    NUMBER OF       5.  SOLE VOTING POWER                         0
      SHARES
   BENEFICIALLY     6.  SHARED VOTING POWER                       1,615,058
     OWNED BY
       EACH         7.  SOLE DISPOSITIVE POWER                    0
    REPORTING
   PERSON WITH:     8.  SHARED DISPOSTIVE POWER                   1,615,058
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,615,058
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)                                                         |_|
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)           3.53%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                 IA
--------------------------------------------------------------------------------
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CUSIP No. 555903103                 13G/A                      Page 3 of 8 Pages


--------------------------------------------------------------------------------
13.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JOSEPH EDELMAN
--------------------------------------------------------------------------------
14.   CHECK THE APPROPRIATE BOX IF A GROUP*                             (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
15.   SEC USE ONLY

--------------------------------------------------------------------------------
16.   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
    NUMBER OF       17. SOLE VOTING POWER                         0
      SHARES
   BENEFICIALLY     18. SHARED VOTING POWER                       1,615,058
     OWNED BY
       EACH         19. SOLE DISPOSITIVE POWER                    0
    REPORTING
   PERSON WITH:     20. SHARED DISPOSTIVE POWER                   1,615,058
--------------------------------------------------------------------------------
21.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,615,058
--------------------------------------------------------------------------------
22.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)                                                         |_|
--------------------------------------------------------------------------------
23.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)           3.53%
--------------------------------------------------------------------------------
24.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                 IN
--------------------------------------------------------------------------------

CUSIP No. 555903103                 13G/A                      Page 4 of 8 Pages


ITEM 1. (a) Name of Issuer: Macrochem Corp.

        (b) Address of Issuer's Principal Executive Offices:
            40 Washington Street, Suite 220
            Wellesley Hills, MA 02481

ITEM 2. (a) Name of Person Filing:
            This Schedule 13G/A is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Perceptive Advisors LLC and Joseph Edelman. See Item 4 below.

        (b) Address of Principal Business Office or, if none, Residence:
            Perceptive Advisors LLC
            499 Park Avenue, 25th Floor
            New York, NY 10022

        (c) Citizenship:
            Perceptive Advisors LLC is a Delaware limited liability company and Joseph Edelman is a United States Citizen

        (d) Title of Class of Securities: Common Stock, $.01 par value

        (e) CUSIP Number: 555903103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 555903103                 13G/A                      Page 5 of 8 Pages


ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:
            Mr. Edelman beneficially owns: 1,615,058 shares of Common Stock held by Perceptive Life Sciences Master Fund Ltd. ("Master Fund"), a Cayman Islands company of which the investment manager is Perceptive Advisors LLC, a Delaware limited liability company of which Mr. Edelman is the managing member.

        (b) Percent of class:
            Mr. Edelman: 3.53%
            Perceptive Advisors LLC: 3.53%

            The aggregate percentage of shares reported owned by each person named herein is based upon 45,798,412 shares outstanding which is the total number of shares outstanding as of August 14, 2008 as reported by the Issuer on the Form 10-Q as filed with the Securities and Exchange Commission on August 14, 2008.
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CUSIP No. 555903103                 13G/A                      Page 6 of 8 Pages


        (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:
                  Perceptive Advisors LLC: 0
                  Mr. Edelman: 0

            (ii)  Shared power to vote or to direct the vote:
                  Perceptive Advisors LLC: 1,615,058
                  Mr. Edelman: 1,615,058

            (iii) Sole power to dispose or to direct the disposition of:
                  Perceptive Advisors LLC: 0
                  Mr. Edelman: 0

            (iv)  Shared power to dispose or to direct the disposition of:
                  Perceptive Advisors LLC: 1,615,058
                  Mr. Edelman: 1,615,058

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

See Exhibit B

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

CUSIP No. 555903103                 13G/A                      Page 7 of 8 Pages

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION

      The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

        (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

CUSIP No. 555903103                 13G/A                      Page 8 of 8 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        November 24, 2008
                        -----------------
                        Date

                        /s/ Perceptive Advisors LLC
                        ---------------------------
                        Signature

                        Joseph Edelman/Managing Member
                        ------------------------------
                        Name/Title

                        November 24, 2008
                        -----------------
                        Date

                        /s/ Joseph Edelman
                        ------------------
                        Signature

                        Joseph Edelman
                        --------------
                        Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT LIST

Exhibit A   Joint Filing Agreement
Exhibit B   Item 7 Statement

                                    EXHIBIT A

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G/A and any amendment thereto reporting each of the undersigned's ownership of securities of Macrochem Corp. and hereby affirm that such Schedule 13G/A is being filed on behalf of each of the undersigned.

                        November 24, 2008
                        -----------------
                        Date

                        /s/ Perceptive Advisors LLC
                        ---------------------------
                        Signature

                        Joseph Edelman/Managing Member
                        ------------------------------
                        Name/Title

                        November 24, 2008
                        -----------------
                        Date

                        /s/ Joseph Edelman
                        ------------------
                        Signature

                        Joseph Edelman
                        --------------
                        Name/Title

                                    EXHIBIT B

      As discussed in Item 4(a), certain shares reported herein are held through Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company, of which Joseph Edelman is the managing member of Perceptive Advisors LLC, the Master Fund's investment manager.